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                                                                     Exhibit 99


Editorial Contact:         Jake Siewert
                           212-836-2733

Investor Relations:        Charles D. McLane Jr.
                           212-836-2674

Alcoa Completes Strategic Review; Will Take Charge in Fourth Quarter

         PITTSBURGH, November 19, 2001 -- Alcoa announced today that the company has completed the strategic review of its fabricating businesses that will result in an after tax charge of $200 to $250 million in the fourth quarter 2001. This charge includes facilities and work force reductions in the Americas and Europe.

          "As a result of these decisions, Alcoa will emerge stronger, more competitive and better aligned to meet the needs of our customers," said Alcoa Chairman and CEO Alain Belda.

         This restructuring is a direct result of the strategic review to optimize Alcoa's manufacturing system after a recent series of acquisitions. The 2001 fourth quarter charge will affect approximately 6,500 employees at 40 locations. It is expected that approximately half of the charges will be related to the rationalization of assets, with the remainder principally associated with employee severance costs. These actions will enable Alcoa to more efficiently serve customers in the building and construction, automotive, aerospace, commercial transportation, industrial products and packaging markets.

         Alcoa expects to complete these actions by the end of 2002.

         Alcoa is the world's leading producer of primary aluminum, fabricated aluminum, and alumina. It has 140,000 employees at more than 500 locations in 38 countries.

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Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the company's inability to achieve the level of cost savings or productivity improvements anticipated by management, including possible increases in the cost of doing business resulting from war or terrorist activities; and other risk factors summarized in Alcoa's SEC reports.